Exhibit 99.1
                 712-366-0392877-366-2480  Visit Our Website      Secretary Naig and IRFA Hosted Press Conference on Small Refinery Exemptions4/16/2019      Southwest Iowa Renewable Energy Seeds Monarch Fueling Station Project      Newsletter - May 2019NOTES FROM THE CEOBeginning with this newsletter, our goal is to send out quarterly updates that, while touching on pertinent issues that impact our business, will also provide a regular format that can be used to gauge our progress.

At the annual meeting, we discussed the three basic drivers that impact company performance. Namely: Revenue, Expense, and Operating Efficiency. Table 1 provides insight into a few of the key components of each of the performance drivers. Context is important and thus it is insightful to review the data against the previous similar time periods. In this case, the pertinent timeframes are second quarter (Q2), or January through March, as well as the first six months (October through March), of the current fiscal year versus the same two periods from last year.

Table 1.

Description	Q2 FY 2019	Q2 FY 2018	6 mnth FY 2019	6 mnth FY 2018
Production (den gal)	33.05 million	31.91 million	66.27 million	63.77 million
Ethanol Yield (den gal/bu)	2.899	2.943	2.890	2.952
Ethanol Price (per gal)	$1.23	$1.28	$1.21	$1.30
Corn Price (per bushel)	$3.61	$3.43	$3.55	$3.35
Corn Oil Yield (lbs/bu)	1.01	0.87	0.98	0.88
BTU's/gallon	23,934	24,620	23,880	24,423
Steam | Natural Gas cost per MMBTU	$4.137	$3.610	$3.855	$3.601
kWh/gallon	0.639	0.629	0.642	0.641
Chemical cost ($/gal)	$0.090	$0.112	$0.098	$0.108

As indicated above, efficiency of plant operations has improved in Corn Oil Yield and BTU's per gallon. During the first six months, production of ethanol has increased by 2.5 million gallons. Ethanol yield is an area of focus with it falling behind last years pace by 0.062 gallons per bushel (based on the six-month comparison). Our operations team has been focused on improving this metric and, based on recent data, they appear to be making headway.

From a revenue perspective, we can see that the price relationship between corn and ethanol is appreciably worse than last year. Net back per gallon of ethanol is 9 cents lower than the same six-month period last year and corn cost is 20 cents per bushel higher.

Expenses outlined in Table 1 show our cost per MMBTU for steam and natural gas increased by just over $0.25 while chemical cost is 1 cent per gallon lower. A more complete picture of expenses compared to last year is contained in Table 2.

Table 2.

Metric	YTD 2019	FY 2018
Variable Cost	$0.2507	$0.2544
Fixed Cost	$0.1043	$0.1413
G&A Cost	$0.0410	$0.0387
Total	**$0.3960**	**$0.4344**

As this table reflects, we are showing satisfactory progress in cost control with 3.84 cents per gallon lower total after six months of 2019 as compared to the full year of 2018. Bear in mind that our annual maintenance outage happens in May and that will impact (increase) the total fixed costs, thereby narrowing the difference for year end.

As you know and appreciate, an ethanol plant's success or lack thereof often hinges on fractions of a penny let alone, whole cents. The 3.84 cents of lower expenses through the six-months described above carried over the gallons produced in that timeframe during 2018 would have equated to over $2.4 million of reduced costs. Or put another way, approximately $2.4 million of additional

income.OpportunitiesIn August 2017, SIRE submitted an application to the Environmental Protection Agency (EPA) that provided information supporting our request to be able to increase our Renewable Identification Number (RIN) allowance to allow for increased ethanol production output. Our application has essentially been stalled for the past 19 months. During that time, through plant efficiency improvements and debottlenecking, we have reached the point where we are bumping up against the current permitted calendar year limit of 131,250,000 gallons. In fact, we were within 19,950 gallons of the permitted value at the end of December2018. Recently, the EPA informed us that they were now in position to pick our application up provided that we were able to provide a heretofore unmentioned clarification. Based on their representation, we are hopeful that our application will be processed and approved before the end of this year. If this occurs, it would provide a new RIN allowance of 147,000,000 gallons.Diversifying our revenue stream remains a goal of the company. Management and the board have evaluated several technologies that provide a higher protein co- product and are therefore expected to be priced at a significantly higher level than traditional Dried Distillers Grains with Solubles (DDGS). The indicated pricing opportunity, depending on the technology and product created, has been represented as 150% of the per ton value of DDGS to on-par with Soybean Meal (approximately $295 per ton). (For reference DDGS value has averaged approximately $139 per ton.) This is an area that holds great interest for SIRE but also comes at a very high price tag (approximately $40 - $70 million depending on the technology) for the equipment and installation. For now, we continue to evaluate the opportunity but are not advocating immediate entry into thisarena. New developments continue in the space and the market is still being developed. We will continue to closely watch this emerging trend.Meanwhile, as we compare our operations to others in the industry with the goal of performing in the upper quartile among our peers, it is clear there are several areas that could be improved upon. For instance, we have been looking at ways to reduce our energy consumption and cost. There are a couple interesting projects that will be considered and we’ll share additional information as plans develop.  FORWARD LOOKING STATEMENTS DISCLAIMER. Some of the information in this newsletter may contain forward looking statements that express current beliefs, projections and predictions about future results or events of Southwest Iowa Renewable Energy, LLC (the "Company") and its management, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; operational and production improvements and opportunities that may be available to the Company. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. The Company undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27 A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended    Interested in selling your grain to SIRE? Interested in buying dried or wet distillers grain? Call Kristan Barta (712-366-8830), Dustin Ploeger (712-366-8462) or Mack Walford (712-352-5017) today.

                 In closing, I would like to thank all those that support SIRE with their corn deliveries.Sincerely,Mike Jerke, CEO mike.jerke@sireethanol.com 712-352-5002How would you prefer to receive the Newsletter? Mail Name Address Online Email address (if not already receiving the newsletter online please include here)    Southwest Iowa Renewable Energy712-366-0392 or 877-366-248010868 189th Street Council Bluffs, IA 51503  Connect With Us: